Exhibit 10.41

AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT

This Amendment No. 3 to Employment Agreement (the “Amendment No. 3”) is made and entered into as of the 9th day of December, 2011, by and between Xerium Technologies, Inc. (the “Company”) and Stephen R. Light (the “Executive”).

WITNESSETH

WHEREAS, the Company and the Executive entered into an Employment Agreement effective as of February 11, 2008, and subsequently amended that Employment Agreement by Amendment No. 1, dated February 26, 2008, and Amendment No. 2, dated December 31, 2009 (the Employment Agreement and its previous amendments are referred to herein as the “Employment Agreement” ); and

WHEREAS, to ensure continuity during the period of succession leading to the Executive’s retirement, and in consideration for the Executive’s past performance, the parties desire to amend the Employment Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual terms and conditions set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree that the Employment Agreement shall be amended as follows:

1. A new Section 5(g) shall be added in Section 5, Termination of Employment. Section 5(g) shall read as follows:

“(g) By the Executive’s Resignation of Positions Upon the Company’s Transition to a New Chief Executive Officer. The Executive will resign from all of his positions (Chief Executive Officer, President, Chairman, and director) with the Company on the earlier of the date that a new Chief Executive Officer is appointed by the Board or December 15, 2012 (the “Transition Date”) and on the Transition Date, this Agreement and the Executive’s employment hereunder shall terminate.”

2. A new Section 6(h) shall be added in Section 6, Compensation Upon Termination. Section 6(h) shall read as follows:

“(h) By the Executive’s Resignation of Positions Upon the Company’s Transition to a New Chief Executive Officer. In the event of the Executive’s resignation of positions pursuant to Section 5(g) (Transition to New CEO), the Company will provide the following:

(i) Transition Incentive Bonus. The Company will pay the Executive a bonus in the amount of Two Million Two Hundred and Fifty Thousand and 00/100 Dollars ($2,250,000) (the “Transition Incentive Bonus”). Payment of the Transition Incentive Bonus is conditioned upon the Executive’s signing the Employee Release (Attachment B to the Employment Agreement) and the Executive’s continued full performance of his continuing obligations hereunder, including those under Sections 8, 9, and 10 hereof, provided however, that when used in connection with this Section 6(h), the Employee Release shall be modified to delete the second sentence of the fourth paragraph of the Employee Release and to insert in lieu thereof the following sentence: “I understand that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify not to exceed forty-five (45) days) from the Transition Date.” The Transition Incentive Bonus shall be paid in a lump sum, less any applicable taxes and withholdings as soon as possible after the effective date of the Employee Release, but in no event later than two and one-half months following the Transition Date.

(ii) Transition Benefits. Starting with the date that is six months following the Transition Date and ending as specified in Section 6(d), subject to any employee contribution applicable to the Executive on the Transition Date and the terms and conditions of the applicable plans, the Company shall continue to contribute to the premium cost of the Executive’s participation in the Company’s group medical and dental plans.

(iii) Management Incentive Compensation Program Bonus. The Executive shall be entitled to his Management Incentive Compensation Program (“MIC”) bonus for 2012 only if the Transition Date occurs in the fourth quarter of 2012 and the bonus would have been earned based on full year 2012 results. His 2012 MIC bonus amount shall be prorated based on the number of days the Executive worked in 2012 prior to the Transition Date.

(iv) Transition Option Bonus. On the date the Transition Incentive Bonus is paid, the Company will grant the Executive an option to purchase 40,000 shares of the Company’s common stock at a price equal to the greater of $16.00 per share or the then fair market value of such shares. The option will be fully vested at grant and have a term of five (5) years.

(v) LTIP. On the date the Transition Incentive Bonus is paid, the Board will accelerate the vesting of 50,000 LTIP performance shares then currently outstanding and not previously vested. For LTIP time-vested shares, time vesting will continue to accumulate for six (6) months after the Transition Date.

(vi) SERP. For purposes of determining the benefit due to the Executive under the Supplemental Executive Retirement Plan effective as of February 11, 2008 (the “SERP”), his “employment termination date” (as that term is used in the definition of “Years of Service” in the SERP) shall be the date that is six (6) months after the Transition Date. Further, the SERP shall be amended, substantially in the form attached as Attachment A, to provide that in the event of the Executive’s resignation of his positions pursuant to Section 5(g) of the Employment Agreement (Section 1 of this Amendment No. 3), his “Average Compensation” shall be $795,000.

(vii) Continued Employment. Immediately following his resignation, at which time this Agreement and his employment as an executive employee hereunder shall terminate, the Executive shall continue as a non-executive employee of the Company for six months. During such six month transition period, the Executive shall receive a salary of Four Hundred Sixty and 00/100 Dollars ($460.00) per week and must continue to comply with all Company policies. In the discretion of the Board, the Executive may also be entitled to a discretionary bonus for extraordinary efforts during this six-month transition period. Such bonus shall be paid within forty-five (45) days following the end of the six-month transition period.

(viii) Personal Electronics. The Executive may retain his then-current Company computer and cellular telephone, but the Company will not provide him with a cellular telephone account or reimburse him for such expenses except as provided in the consulting agreement between the Company and the Executive; and

(ix) Consulting Agreement. On the date that is six (6) months from the Transition Date, the Company and the Executive will enter into the consulting agreement attached hereto as Attachment B.

3. A new Section 26 shall be added and shall read as follows:

“26. Legal Fees. The Company will reimburse the Executive for up to Twenty-Five Thousand and 00/100 Dollars ($25,000) for

legal and consulting fees the Executive incurs in connection with the negotiation and preparation of Amendment No. 3. Said reimbursement shall be made within thirty (30) days of the Executive’s submission of such documentation as the Company may require of the fees incurred.”

4. A new Section 27 shall be added and shall read as follows:

“27. Section 409A. The Company will not provide the Executive with any gross up for any taxes, interest, or penalties that the Executive may incur under Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder (the “Code”).”

5. A new Section 28 shall be added and shall read as follows:

“28. Public Statements. Any public statement with regard to the Company’s transition to a new Chief Executive Officer must be approved in writing in advance by both the Company and the Executive.”

6. Except as herein amended, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects. The parties acknowledge that until the Transition Date, the Executive will receive compensation (including a Base Salary of $795,000) and benefits as provided by the Employment Agreement, including his 2011 MIC bonus if earned.

IN WITNESS WHEREOF, this Amendment No. 3 has been duly executed as of the day and year set forth above.

/s/ Stephen R. Light
Stephen R. Light

Xerium Technologies, Inc.

By:	/s/ Clifford E. Pietrafitta

Name:	Clifford E. Pietrafitta

Title:	Executive Vice President and CFO

[Attachment A to Amendment No. 3 to Employment Agreement]

AMENDMENT NO. 1 TO SUPPLEMENTAL

EXECUTIVE RETIREMENT PLAN

This Amendment No. 1 to Supplemental Executive Retirement Plan is made and entered into as of the 9th day of December, 2011, by and between Xerium Technologies, Inc. (the “Company”) and Stephen R. Light (the “Executive”).

WITNESSETH

WHEREAS, the Company and the Executive are entering into an Amendment No. 3 to Employment Agreement as of even date herewith (“Amendment No. 3”) and desire to amend the Supplemental Executive Retirement Plan effective as of February 11, 2008 (the “SERP”) in connection therewith.

NOW THEREFORE, in consideration of the mutual terms and conditions set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree that the SERP shall be amended as follows:

1.	A new paragraph shall be added at the end of the definition of “Average Compensation” which shall read as follows:

“The following additional rule shall also apply:

(ii) In the event of the Executive’s resignation of positions pursuant to Section 5(g) (Transition to New CEO) of his Employment Agreement, his “Average Compensation” shall be Seven Hundred Ninety-Five Thousand and 00/100 Dollars ($795,000).”

2.	Except as herein amended, the SERP shall remain in full force and effect and is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed as of the day and year set forth above.

/s/ Stephen R. Light
Stephen R. Light

Xerium Technologies, Inc.

By:	/s/ Clifford E. Pietrafitta

Name:	Clifford E. Pietrafitta

Title:	Executive Vice President and CFO

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[Attachment B to Amendment No. 3 to Employment Agreement]

CONSULTING AGREEMENT

BETWEEN STEPHEN R. LIGHT AND

XERIUM TECHNOLOGIES, INC.

This Consulting Agreement (“Agreement”) is made and entered into by Xerium Technologies, Inc. (“Company”) and Stephen R. Light (“Consultant) as of the      day of             , 2012 (Effective Date).

Company desires to retain Consultant’s services on the terms and conditions set forth herein, and Consultant desires to provide such services as an independent contractor and is willing to do so on the terms and conditions set forth herein.

In consideration of the above and the mutual promises set forth below, Consultant and Company agree as follows:

1. Services. During the term of this Agreement, Consultant shall provide the services set forth on Attachment A hereto and such other services as may be reasonably requested by Company.

2. Term. The term of this Agreement shall commence on the date written above and shall terminate six (6) months thereafter unless terminated earlier by the parties as provided herein (the “Term”).

3. Fees and Expenses. During the Term of this Agreement, Company shall pay Consultant Three Thousand and 00/100 Dollars ($3,000) for each day or portion thereof on which Company, in its discretion, uses Consultant’s services without regard to the amount of time spent by Consultant in providing services that day. Said payment shall be made within fourteen (14) days following the end of the month in which services were provided. Company shall also reimburse Consultant for reasonable business expenses incurred by Consultant in rendering such services. Consultant shall submit invoices to Company no less frequently than monthly for expenses incurred. Company shall pay such invoices within fourteen (14) days of receipt of the same. Any dispute as to whether Company has used Consultant’s services on any particular day shall be resolved by the Compensation Committee of the Board of Directors of the Company.

4. Independent Consultant Service. The parties hereby acknowledge and agree that Consultant’s services for Company shall be provided strictly as an independent contractor. Nothing in this Agreement shall be construed to render him an employee, co-venturer, agent, or other representative of Company. Consultant understands that he must comply with all tax laws applicable to a self-employed individual, including the filing of any necessary tax returns and the payment of all income and self-employment taxes. Company shall not be required to withhold from the fees paid hereunder any state or federal income taxes or to make payments for Social

Security (FICA) tax, unemployment insurance, or any other payroll taxes. Company shall not be responsible for, and shall not obtain, worker’s compensation, disability benefits insurance or unemployment security insurance coverage for Consultant. Consultant is not eligible for, nor entitled to, and shall not participate in, any of Company’s pension, health, or other benefit plans, if any such plans exist. Consistent with his duties and obligations under this Agreement, Consultant shall, at all times, maintain sole and exclusive control over the manner and method by which he performs his services.

5. Company Information. Except as necessary to perform services under this Agreement, Consultant shall not, at any time, during or after the Term of this Agreement, disclose, use or aid third parties in obtaining or using any confidential or proprietary Company information. Confidential or proprietary information is information relating to Company or any aspect of its business which is not generally available to the public, Company’s competitors or other third parties, or ascertainable through common sense or general business or technical knowledge. If such information is sought from Consultant by court order or other mandatory government process, then Consultant shall notify Company and, at its expense, take all reasonably necessary steps to defend against such court order or other mandatory process. Additionally, Consultant shall permit Company to participate with counsel of its choice in any related enforcement proceedings. The provisions of this Section 5 shall survive any termination of this Agreement.

6. Termination. Unless terminated earlier, this Agreement shall terminate on the date that is six (6) months following the Effective Date. Company may terminate this Agreement at any time without notice should Consultant materially breach this Agreement. Such a breach would include, but not be limited to, refusing or otherwise failing to accept or complete consulting assignments, disclosing confidential or proprietary information, or engaging in dishonesty, fraud, felonious conduct or other conduct which is materially injurious to Company.

7. Indemnification. Consultant and Company shall each indemnify and hold the other free and harmless to the full extent permitted by law or in equity, for and from any and all losses, obligations, liabilities, damages, costs, expenses, claims, actions, judgments, attorneys’ fees and attachments, joint or several, that either party may incur arising from or in connection with the other party’s performance of this Agreement or breach of this Agreement.

8. Entire Agreement. Except for any obligations relating to confidential or proprietary information that Consultant may have to Company arising out of Consultant’s prior employment relationship with Company, this Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to its subject matter; and (ii) constitutes the sole agreement between the parties with respect to its subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

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9. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first written above.

Stephen R. Light

Xerium Technologies, Inc.

By:

Name:

Title:

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Attachment A to Consulting Agreement

Services that Consultant may be requested to provide the Company include, but are not limited to, the following:

(i)	assisting the transition of Company’s new Chief Executive Officer into his/her role through introduction to all relevant stakeholders including employees, business partners, customers, investors, lenders and service providers;

(ii)	providing historical perspectives on Company decisions;

(iii)	being available for other special assignments as requested by Company’s Chief Executive Officer.